Exhibit 107

Calculation of Filing Fee Tables

……Form S-1……..

(Form Type)

…………….…………… NextDecade Corporation …………………………..

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	3,374,741	$4.89	$16,502,483.49	0.0000927	$1,529.78
Fees Previously Paid	—	—	—	—		—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$16,502,483.49		$1,529.78
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$1,529.78

(1)         In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock as reported on the Nasdaq Capital Market on June 23, 2022, a date within five business days prior to the filing of this registration statement.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A